Exhibit 99.2

CORPORATE PARTICIPANTS

Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher - Partner

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Optical Cable Corporation fourth quarter 2018 earnings conference call.(Operator Instructions)

It is now my pleasure to turn the floor over to Andrew Siegel from Joele Frank to begin.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Thank you, and good morning. Thank you all for participating on Optical Cable Corporation's fourth quarter of fiscal year 2018 conference call.By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the Forward-Looking Statements section of this morning's press release. These cautionary statements apply to the content of the Internet webcast on occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Andrew, and good morning, everyone. I will begin the call today with a few opening remarks regarding our fourth quarter and fiscal year ended October 31, 2018. Tracy will then review the fourth quarter and full year results for the 3-month and 12-month periods ended October 31, 2018, in some additional detail. After Tracy's remarks, I will make some closing remarks, and we will also answer as many questions as we can from analysts.

As is our normal practice, we only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

During fiscal 2018, Optical Cable Corporation delivered strong financial performance, while continuing to execute on our growth strategies and market initiatives. We recorded the highest annual net sales in Company history in fiscal 2018, with double-digit growth in both net sales and gross profit. Consolidated net sales increased 37%, resulting in gross profit growth of 34%.

Optical Cable Corporation has successfully built strong market positions in a broad range of targeted markets over the years, including enterprise, harsh environment and specialty markets. Our market strength is built on our innovative and top-tier cabling and connectivity products, our team's expertise and customer service focus, and our commitment to continual improvement. This competitive marketing position is one of OCC's most valuable assets. It has earned us the respect of other industry participants, particularly competitors much larger than OCC, and it is a point of pride for our team.

This competitive market positioning provides opportunities and operating leverage to grow in our markets and create shareholder value over the long term, the types of opportunities from which OCC benefited this year.

In fiscal 2018, we significantly increased our fiber optic cable production volumes to meet increased demand. While our increased production enabled sales growth, it also created some operational challenges. OCC continues to take steps to manage spikes in demand and our increased production capacity, including hiring additional personnel.

We are optimistic about our ability to meet the rising demand in 2019 and beyond and remain focused on capitalizing on the momentum we are building to drive the business to greater heights.

And with that, I will turn the call over to Tracy Smith, who will review some additional details regarding our fourth quarter and fiscal year 2018 financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for fiscal year 2018 were $87.8 million, an increase of 37% compared to net sales of $64.1 million for fiscal year 2017, and the highest annual net sales in Company history.

We increased net sales in our specialty markets in fiscal 2018 compared to fiscal 2017, particularly in our wireless carrier and military markets. This increase was partially offset by a decrease in net sales in our enterprise markets.

Consolidated net sales for the fourth quarter of fiscal 2018 were $20.3 million, an increase of 17.8% compared to net sales of $17.2 million for the fourth quarter of fiscal 2017. OCC's increase in net sales during the fourth quarter and during fiscal year 2018 have been driven by significant orders from one customer with whom OCC has done business for a number of years.

Turning to gross profit. Gross profit increased 34% to $27.9 million in fiscal 2018 from $20.8 million in fiscal 2017. Gross profit margin, or gross profit as a percentage of net sales, was 31.7% in fiscal 2018, compared to 32.4% in fiscal 2017. Gross profit was $6.7 million in the fourth quarter of fiscal 2018, an increase of 32.7% compared to $5 million in the fourth quarter of fiscal 2017. Gross profit margin, or gross profit as a percentage of net sales, was 32.9% in the fourth quarter of fiscal 2018 compared to 29.2% in the fourth quarter of fiscal 2017.

Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis. Gross profit margin in fiscal 2018 was impacted by a shift in product mix toward the sale of certain lower margin products compared to fiscal 2017. However, the significant increase in net sales levels during fiscal 2018 for our fiber optic cable products helped to offset the impact of the decrease in gross profit margin on gross profit, as certain fixed manufacturing costs were spread over higher sales.

SG&A expenses increased 18.9% to $26.1 million during fiscal year 2018, compared to $22 million for fiscal year 2017. SG&A expenses as a percentage of net sales were 29.8% in fiscal 2018 compared to 34.3% in fiscal 2017 as OCC benefited from its operating leverage. The Company experiences a positive operating leverage when certain SG&A expenses are spread over higher consolidated net sales levels. SG&A expenses increased 24.8% to $6.8 million during the fourth quarter of fiscal 2018 compared to $5.5 million for the same period last year. SG&A expenses as a percentage of net sales were 33.6% in the fourth quarter of fiscal 2018 compared to 31.7% in the fourth quarter of fiscal 2017. The increase in SG&A expenses during the fourth quarter and during fiscal 2018, compared to the same periods last year, was primarily the result of increases in employee-related costs,including employee incentives and commissions. This can be attributed to increased net sales and our improved financial results during the fourth quarter and fiscal year 2018.

OCC recorded net income of $1.1 million, or $0.14 per basic and diluted share, for fiscal 2018 compared to a net loss of $1.7 million or $0.27 per basic and diluted share for fiscal 2017.

OCC recorded a net loss of $350,000, or $0.05 per basic and diluted share, for the fourth quarter of fiscal 2018 compared to a net loss of $589,000,or $0.09 per basic and diluted share, for the fourth quarter of fiscal 2017.

As of October 31, 2018, we had outstanding borrowings of $3 million on our revolving credit note and $4 million in available credit. We also had outstanding loan balances of $6.4 million under our real estate term loans.

With that, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now, if you have any questions, we're happy to answer them. Operator, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it. Again, we're taking calls from institutional investors at the moment, and then we'll also follow up with some questions that have been submitted by individual shareholders.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And I'm showing no questions at this time.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Neil, it's Andrew. This quarter, we did get some questions from someone who identified himself as an individual investor. There actually are -- he submitted 10 multi part questions. So I'm going to go ahead and read them one by one so that you can address them individually if that's okay. I've also sent you a copy of these by email. Are you ready to proceed with that?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Yes, Andrew.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Okay. So the first question is about net sales. He said, following $64.6 million in net sales in fiscal year 2016 and $64.1 million in sales in fiscal year 2017, fiscal year 2018 revenue skyrocketed to $87.8 million. What made fiscal year 2018 so fabulous? And regarding your big orders, can you provide more information on the customers or industries or product lines even if specific orders are now -- specific big orders are now filled, are similar orders that powered fiscal year 2018 repeatable?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Thank you, Andrew. As we've disclosed, our numbers and our performance this year reflect orders we've received from a large long-term customer. We continue to see strong demand, of course, for our products across the rest of our customer base. We don't talk specifically about specific order types or future customer activity for competitive reasons, but we are optimistic about our ability to develop business and also to meet rising demand in 2019 and beyond. As we've also said before, this particular spike we had in 2018 was a result of orders in the wireless carrier market.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Thanks, Neil. The second question from this individual investor was, can you provide some insight into OCC company-specific dynamics within your control that might have contributed to the fiscal year 2018 sales ramp? Specifically, he asked about sales incentives expense increased in fiscalyear 2018, and he said, were sales and incentive structures changed or was the higher sales incentive expense simply driven by increased sales?And aside from top officers, how much of the incentives are paid in stock or stock options as opposed to cash?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Well, our sales and our business development teams work diligently to cultivate sales opportunities to build our business and have always done that. The sales ramps we saw were the result of a lot of the work that was done by those teams, and we're constantly doing that in order to drive future growth. We do have sales incentives in place as you'd expect that reward not only the sales team, but also the Company on a broader basis. Those incentives can get tweaked from year to year, slightly. But that tweaking in no way contributed to the increase in the SG&A expense related to the increased sales this year. And so that was part of the normal terms of our incentive plans. One of the other parts of the question was asking about stock comp. OCC does have a program of issuing restricted stock to the leadership team and to other key employees. And that stock comp vests at least in, particularly for the last couple of years, stock grants have been -- vesting has been dependent on performance-based measures and that continues to be the case.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Thanks, Neil. Moving to question 3 out of 10. Can you break down revenues and operating income by business lines? If you cannot break down revenue, can you provide some insight into which business lines are more important to OCC than others in terms of revenue and margins?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Well, we don't -- for competitive reasons, we don't comment or break down revenues or margins on specific product lines. What's also important to remember is, even though we sell a lot of products, a lot of these products work together as part of systems. And so whether or not more fiber optic cable on one project, by way of example, or copper cable or certain kinds of connectivity, are up or down isn't necessarily reflective of the business specifically on a long-term basis. Of course, all of our product lines are important to us, and that's one of the reasons why we did some of the acquisitions we did a few years ago to complete a more complete -- to provide a more complete product line and a complete solution to our customers.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Okay. Question 4, considering many competitors have more resources and greater economies of scale, how do you -- what do you view as your most competitive products? How do you compete against larger competitors?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

And we've had a lot of history in this, Andrew, I mean, OCC has competed against much larger players successfully for many years. And our competitive strength is really built on the robust product offering we have as well as our team's focus on building the business and providing our customers with the best solutions. We're admired by much larger companies, and we're very proud of that. And the reason is because we've consistently been able to carve out market niches in those markets we've targeted and to be a leader in those market niches. And of course, we're going to continue to focus on our strategic sales and business development initiatives, and we believe that's going to contribute to growth as well as continue to strengthen our ability to compete against our much larger competitors.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Okay. Question 5 relates to 5G. And he said, 5G is a technology that's driving spending by some of your customers, but I expect 5G revenue impact on OCC is mixed. Can you provide some insight on the anticipated impacts of 5G on OCC?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Sure. 5G is a technology that everyone's talking about. It is an area that certainly will provide some tremendous growth to our industry. The technology is still in the process of developing and developing rapidly. And while we're confident that OCC will have some ability to participate in the growth that results from 5G, we really can't indicate at this time what that impact will be or how significant that will be.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Okay. Question 6 relates to future growth. How will you manage that growth? Will you need to change the organizational structure of OCC in order to help you take the next level of sales -- and take you to the next level of sales and profits?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. We've always focused on building an organizational structure that is scalable. Our long-term commitment has been to set up the Company so that we can grow much bigger than we are -- were last year and even are today. We have made some organizational changes in the last couple of years. Of course, we do that periodically. But specifically, with respect to being able to manage and handle additional growth,we've added some capabilities and some talent in our manufacturing and operations group that is changing and advancing how OCC manages our manufacturing and operations, and we believe that we will see efficiencies and capabilities that come out of those efforts.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Question 7 relates to the acquisition of OCC stock by Mr. David R. Goode of Norfolk, Virginia. This was disclosed in the SEC filing on October 4th. The question is, considering David Goode's background as retired CEO of Norfolk Southern as well as a retired board member of Caterpillar, Delta, Texas Instruments and Georgia Pacific and your current -- and a current board member of Russell Reynolds, the shareholder said, that seems important. Can you provide some insight into the nature of OCC's relationship with David Goode?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Sure, Andrew. And David Goode is a native of Roanoke, and it's through that connection that we've gotten to know him. He's expressed an interest in OCC and has consistently had interest in Roanoke, and that's the reason why we're proud to say he is a shareholder of OCC now.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Question 8. Regarding your sales and marketing initiatives in targeted markets that you discussed at the March 2018 Annual Meeting. Can you identify those initiatives in targeted markets? And in today's press release, you closed by saying that you're excited about the opportunities you see in 2019 as you continue to execute on growth strategies and implement marketing initiatives in targeted markets. The question is, are these initiatives having an impact at this time? Can you provide some color on the sales and marketing initiatives as we think about outlook for the year ahead?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Yes, Andrew. We are proud of the initiatives that we put in place. We are seeing benefits from those in the targeted markets. For competitive reasons, we've not talked about the specific markets in our marketing approaches or the markets that we specifically believe we're going to see the most growth in. Because of OCC's enviable market position vis-à-vis our competitors, we do see folks watching OCC in how we proceed because we have maintained that competitive ability. And so part of that is not discussing those sorts of matters in any detail.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Okay. There are 2 final questions here. I'll give them to you both together. They're pretty short actually. The first is whether or not OCC is experiencing labor cost increases? And the second is -- the final question is, how much NOLs, net operating losses, does OCC have remaining?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. I'll take the first of those, and we'll have Tracy to talk about the last item. One of the things we're very proud of at OCC is that we offer competitive wages and competitive benefits and we've always done that. Like a lot of other companies, recently we have seen increases in labor costs and have done some things to react to those pressures. It's mostly in the entry-level positions where we're seeing that sort of thing,but we are proud of the fact that we pay competitive wages and benefits. We're fortunate to have a lot of long-term employees because of the culture we create, the family atmosphere that we have as well as the wages and benefits that we pay, and we expect that to continue. And the second question was -- the second part of the question was, Andrew?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

It was NOLs, how much do you have remaining?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Andrew, this is Tracy. Disclosures related to our NOL carry forwards that should provide an answer to that question will be included in our Form 10-K, which we anticipate filing within the next couple of days. So I would direct anyone interested in that to those disclosures.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

Okay, thanks. Well, that concludes the 10 questions submitted by an individual investor this quarter. Thank you.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. And Andrew, you didn't -- those were the 10 questions submitted by one individual investor. Did you have any other questions from anyone else?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - Partner

We did not receive other questions beyond that list of 10.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Well, I appreciate it. I hope that our answers were helpful. As we begin fiscal year 2019, the OCC team continues to be committed to advancing our key strategic initiatives designed to drive top- and bottom-line growth and create substantial long-term shareholder value. In particular, as we've talked about, we're focused on sales, marketing and product initiatives to grow sales in targeted markets and strengthen our market position.We're also continuing our work to generate operational efficiencies and process improvements. An important point that I'd like to make is that the interests of our Board of Directors and our current employees are aligned with those of our shareholders. Current employees and members of the Board of Directors own more than 38% of OCC's outstanding common shares as of the end of fiscal 2018. And as a result, we are laser-focused on taking the actions that will deliver enhanced shareholder value.

Looking ahead, we are excited about capitalizing on the opportunities before us, and we are confident in our ability to continue to meet the evolving needs of our customers, end users and all of our other stakeholders.

As we end the call today, I would like to thank our team of dedicated employees who have worked tirelessly to achieve our strong results in fiscal 2018 and who will continue to drive our success in 2019 and beyond. We as a leadership team, but also I personally, are deeply grateful for their dedication and contributions.

Thank you, everyone for listening to our fourth quarter conference call today. And also, during this holiday season, please remember those men and women in uniform defending freedom and liberty and protecting our country and their families. We thank them for their service and sacrifice and for their families' sacrifice. Happy holidays, Merry Christmas and Happy New Year to you and all that are on the call. And thank you again for your continued interest in Optical Cable Corporation.

Operator

Thank you for participating in the Optical Cable fourth quarter 2018 earnings conference call. You may now disconnect.